Exhibit 4.3




                       NONSTATUTORY STOCK OPTION AGREEMENT


                  THIS NONSTATUTORY STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of April 23, 1996 by and between Joseph Morena ("Morena") and Tel-Save Holdings, Inc., a Delaware corporation ("Holdings").

                  WITNESSETH:

                  WHEREAS, Morena, Holdings and Tel-Save, Inc., a Pennsylvania corporation and wholly owned subsidiary of Holdings, have entered into a Separation Agreement and General Release dated as of April 23, 1996 ("Separation and Release");

                  WHEREAS, Section 5 of such Separation and Release provides for the grant of a nonstatutory stock option ("Option") to Morena to purchase 18,000 shares of common stock, $.01 par value ("Common Stock"), of Holdings on the terms and conditions set forth therein; and

                  WHEREAS, Morena and Holdings desire to set forth the terms and conditions of such Option herein;

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises contained in the Separation and Release and herein, it is agreed as follows:

                  1. Grant Option. Subject to the terms of this Agreement and the Separation and Release, Holdings hereby grants to Morena the Option to purchase from Holdings 18,000 shares of Common Stock ("Covered Shares") at an exercise price of $17.50 per share ("Exercise Price").

                  2.  Terms of the Option.

                           a. Type of  Option.  The Option is  intended  to be a
nonstatutory stock option, and is not an incentive stock option within the meaning of section 422 of the Code.

                           b. Option Period. The Option shall become exercisable
in full on April 23, 1999; provided, however, that Morena's right to exercise the Option shall be subject to Morena's compliance with all terms and conditions of the Separation and Release as determined in the sole and binding discretion of Holding's Chairman. This Option shall be exercised only with respect to all of the Covered Shares, and such Option shall expire at midnight, October 23, 1999. To the extent that Holding's Chairman determines in his sole and binding discretion that Morena has failed to comply with all terms and conditions of the Separation and Release, Holdings will deliver a written notice to Morena as to such failure(s).

                           c. Nontransferability. The Option is not transferable
by Morena, and is exercisable, during Morena's lifetime, only by Morena or, in the event of Morena's legal disability, by Morena's legal representative.

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                           d. Payment of the Option Price. Morena, upon exercise
of the Option, shall pay the Exercise Price in cash.

                  3. Capital Adjustments. The number of Covered Shares and the Exercise Price shall be appropriately and equitably adjusted in a manner to be determined in the sole discretion of Holdings in the event of any change in the outstanding shares of Common Stock by reason of stock split, stock dividend, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what Holdings determines, in it's sole discretion, to be similar circumstances.

                  4. Exercise. The Option shall be exercised by the delivery to Holdings of written notice of such exercise, accompanied by (i) full payment of the Exercise Price and (ii) any amounts required to be withheld pursuant to applicable income tax laws in connection with such exercise.

                  5. Rights as Stockholder. Morena shall have no rights as a stockholder with respect to any Covered Shares until and unless a certificate or certificates representing such Covered Shares are issued to Morena pursuant to this Agreement. Except as provided in Paragraph 3, no adjustment shall be made for dividends or other rights for which the record date is prior to issuance of such certificate or certificates.

                  6. Subject to Separation and Release. The Option evidenced by this Agreement and the exercise thereof are subject to the terms and conditions of the Separation and Release, which are incorporated herein by reference and made a part hereof.

                  IN WITNESS WHEREOF, Holdings has caused this Agreement to be signed on its behalf effective as of the date first written above.

ATTEST:                                              TEL-SAVE HOLDINGS, INC.


_____________________________                   By:___________________________



Accepted and agreed to:


- -----------------------------
Joseph Morena

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